                                                                  EXHIBIT 99.1

        7961 SHAFFER PARKWAY
        SUITE 5
[LOGO]  LITTLETON, COLORADO 80127
        TELEPHONE  (720) 981-1185
        FAX  (720) 981-1186

                                        Trading Symbol:  VGZ
                                        Toronto and American Stock Exchanges

 _____________________________________NEWS______________________________________

VISTA GOLD CORP. ANNOUNCES COMPLETION OF RESOURCE STUDY FOR THE YELLOW PINE GOLD PROJECT, OPTION TO PURCHASE THE PROJECT, AND THIRD QUARTER RESULTS

DENVER, COLORADO NOVEMBER 19, 2003 - Vista Gold Corp. (TSX & AMEX: VGZ) is pleased to announce that it has completed its due diligence review of the Yellow Pine gold project, and it has been provided with a nine year option to purchase 100% of this project for US$1,000,000 pursuant to the terms of an Option to Purchase Agreement between an indirect, wholly-owned subsidiary of Vista and Bradley Mining Company.

The agreement calls for Vista to make an option payment of US$100,000 upon both parties executing the agreement and nine yearly payments of US$100,000 on or before each anniversary date of the agreement, for a total option payment price of US$1,000,000. If Vista decides to exercise its option to purchase the project, all option payments shall be applied as a credit against the purchase price of US$1,000,000. Vista has the right to terminate the agreement at any time in accordance with the terms of the agreement without penalty.

The Yellow Pine gold project, comprised of 17 patented mining claims and covering about 304 acres, is located 60 miles east of McCall, Idaho, in Valley County. Eleven of the claims are subject to an underlying 5% NSR type royalty.

Due diligence included completion of a resource study following Canadian National Instrument 43-101 standards. The study was performed by Pincock, Allen & Holt, of Denver, Colorado, an independent consulting firm, under the supervision of Mr. Mark Stevens, C.P.G., Qualified Person. Resources were calculated using industry-standard block modeling software. Based on the study, mineral resources(1) above a 0.025 opt gold cut-off are:

      ---------------------------------------- ------------------- ----------------- --------------------
                                                   SHORT TONS         GOLD GRADE      CONTAINED OUNCES
                                                                     TROY OZ/TON
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      ---------------------------------------- ------------------- ----------------- --------------------
      Measured and Indicated(2)                    33,835,000           0.066             2,218,000
      ---------------------------------------- ------------------- ----------------- --------------------
      ---------------------------------------- ------------------- ----------------- --------------------

      ---------------------------------------- ------------------- ----------------- --------------------
      ---------------------------------------- ------------------- ----------------- --------------------
      Inferred(3)                                  16,047,000           0.051              819,000
      ---------------------------------------- ------------------- ----------------- --------------------
      ---------------------------------------- ------------------- ----------------- --------------------

      ---------------------------------------- ------------------- ----------------- --------------------

     (1) Mineral resources, which are not mineable reserves, do not have demonstrated economic viability.

     (2) CAUTIONARY NOTE TO U.S. INVESTORS CONCERNING ESTIMATES OF MEASURED AND INDICATED RESOURCES: This table uses the terms "measured and indicated resources". We advise U.S. investors that while these terms are recognized and required by Canadian regulations, the U.S. Securities and Exchange Commission does not recognize them. U.S. INVESTORS ARE CAUTIONED NOT TO ASSUME THAT ANY PART OR ALL OF MINERAL DEPOSITS IN THIS CATEGORY WILL EVER BE CONVERTED INTO RESERVES.

     (3) CAUTIONARY NOTE TO U.S. INVESTORS CONCERNING ESTIMATES OF INFERRED
         RESOURCES: This table uses the term "inferred resources". We advise U.S. investors that while this term is recognized and required by Canadian regulations, the U.S. Securities and Exchange Commission does not recognize it. "Inferred resources" have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. Under Canadian rules, estimates of inferred mineral resources may not form the basis of a feasibility or other economic study. U.S. INVESTORS ARE CAUTIONED NOT TO ASSUME THAT ANY PART OR ALL OF AN INFERRED RESOURCE EXISTS OR IS ECONOMICALLY OR LEGALLY MINEABLE.

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Resources were calculated using data from 538 reverse circulation and core drill holes, totaling 120,922 feet. These predominantly sulfide-type gold resources are open to expansion both laterally and at depth. Gold is associated with silver, antimony and tungsten mineralization.

 "The option to purchase the Yellow Pine project represents a significant addition to Vista's gold resource base," said Jock McGregor, President and CEO. "This is an ideal project for Vista because the value will be enhanced not only by a rising gold price, but also by the recent and continuing advances in metallurgical treatment techniques for gold in sulfides."

With respect to third quarter results, the Corporation reported a loss of $0.5 million ($0.04 per share) compared to a loss of $0.4 million ($0.06 per share) for the same period in 2002. The increase in costs is principally a result of increased investor relations, business development activities and property evaluation costs.

Vista Gold Corp., based in Littleton, Colorado, evaluates and acquires gold projects with defined gold resources. Additional exploration and technical studies are undertaken to maximize the value of the projects for eventual development. The Corporation's holdings include the Maverick Springs, Mountain View, Hasbrouck, Three Hills, Hycroft and Wildcat projects in Nevada, the Long Valley project in California, the Yellow Pine project in Idaho, the Paredones Amarillos and Guadalupe De Los Reyes projects in Mexico, and the Amayapampa project in Bolivia.


















The statements that are not historical facts are forward-looking statements involving known and unknown risks and uncertainties that could cause actual results to vary materially from targeted results. Such risks and uncertainties include those described from time to time in the Corporation's periodic reports, including the annual report on Form 10-K, as amended, filed with the U.S. Securities and Exchange Commission. The Corporation assumes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

For further information, please contact Jock McGregor at (720) 981-1185, or visit the Vista Gold Corp. website at www.vistagold.com
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